PRESS RELEASE	Contact: Roy Estridge, EVP/COO/CFO
Valley Commerce Bancorp
(559) 622-9000

VALLEY COMMERCE BANCORP DEREGISTERS COMMON STOCK

VISALIA, California, November 21, 2012 — On November 20, 2012, the Board of Directors of Valley Commerce Bancorp, (OTCBB: VCBP), a bank holding company and the parent company of Valley Business Bank, approved a resolution to deregister the Company’s common stock with the Securities and Exchange Commission and terminate the Company’s reporting obligations under the Securities Exchange Act of 1934, as amended. The deregistration decision was made pursuant to the Jumpstart Our Business Startups Act or JOBS Act signed into law on April 5, 2012 which allows bank holding companies with 1,200 or fewer shareholders to deregister.

Allan W. Stone, President and Chief Executive Officer, remarked, “The JOBS Act provided an opportunity for us to realize significant cost savings and reallocate employee time to more strategically important activities. After careful consideration we decided that the cost of compliance with SEC reporting requirements outweighed the market benefits of continuing as an SEC reporting company.”

Stone added, “Going forward, we will continue to provide investors with the financial information they need to evaluate our performance in the form of expanded earnings press releases as well as annual reports and proxy statements. We do not anticipate any disruption in the trading of our stock.”

The deregistration action is expected to be completed in the first quarter of 2013. Once completed, the Company’s obligation to file certain reports with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and proxy statements, will be immediately suspended.

OTHER INFORMATION: Valley Commerce Bancorp stock trades on NASDAQ’s Over the Counter Bulletin Board under the symbol VCBP. Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996. Valley Business Bank operates through Business Banking Centers in Visalia, Tulare, and Fresno, California and has branch offices in Woodlake and Tipton, California. Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS: In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments. Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.